Exhibit 10.10
VANGUARD HEALTH SYSTEMS, INC.
ANNUAL INCENTIVE PLAN
1. Purpose
     The purpose of the Vanguard Health Systems, Inc. Annual Incentive Plan is to provide an incentive to enhance shareholder value and promote the attainment of significant business objectives of the Company by basing a portion of a selected Officer’s compensation on the performance of such Officer, the Company and/or a Business Unit.
2. Definitions
     (a) “Award” means any annual incentive award, payable in cash, made under the Plan, which award may be based on (1) the change (measured as a percentage or an amount) in or of any one Performance Criterion or two or more Performance Criteria from one measurement period to another, (2) the difference (measured as a percentage or an amount) between (A) a specified target or budget amount of any one Performance Criterion or two or more Performance Criteria and (B) the actual amount of that Performance Criterion or two or more Performance Criteria, during any measurement period, (3) the extent to which a specified target or budget amount for any one Performance Criterion or two or more Performance Criteria is met or exceeded during any measurement period, or (4) any other award, including a discretionary award, that may be paid from time to time under the Plan.
     (b) “Award Schedule” means the Award Schedule established pursuant to Section 5.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Business Unit” means any existing or future facility, region, division, group, subsidiary or other unit within the Company.
     (e) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the regulations promulgated thereunder, as it or they may be amended from time to time.
     (f) “Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m).
     (g) “Committee” means either (i) the Compensation Committee of the Board or (ii) prior to establishment of the Compensation Committee of the Board, the Board.
     (h) “Company” means Vanguard Health Systems, Inc., a Delaware corporation.
     (i) “Covered Employee” means a Covered Employee within the meaning of Code Section 162(m)(3), as interpreted by IRS Notice 2007-49, or a person designated as a Covered Employee by the Committee.

     (j) “Officer” means any officer of the Company.
     (k) “Participant” means any Officer selected to receive an Award pursuant to the Plan for any Year.
     (l) “Performance Criterion” and “Performance Criteria” means any one or more of the following performance measures, taken alone or in conjunction with each other, each of which may be adjusted by the Committee to exclude the before-tax or after-tax effects of any significant acquisitions or dispositions not included in the calculations made in connection with setting the Performance Criterion or Performance Criteria for the related Award:
(1)	(A) Basic or diluted earnings per share of common stock, which may be calculated (i) as income calculated in accordance with Section 2(l)(1)(D), divided by (x) the weighted average number of shares, in the case of basic earnings per share, and (y) the weighted average number of shares and share equivalents of common stock, in the case of diluted earnings per share, or (ii) using such other method as may be specified by the Committee;
     (B) Cash flow, which may be calculated or measured in any manner specified by the Committee;
     (C) Economic value added, which is after-tax operating profit less the annual total cost of capital;
     (D) Income, which may include, without limitation, net income and operating income and may be calculated or measured (i) before or after income taxes, including or excluding interest, depreciation and amortization, non-cash stock compensation, minority interests, extraordinary items and other material non-recurring expenses and restructuring and impairment charges, discontinued operations, the cumulative effect of changes in accounting policies and the effects of any tax law changes; or (ii) using such other method as may be specified by the Committee;
     (E) Quality of service and/or patient care which may be measured by (i) the extent to which the Company achieves pre-set quality objectives including, without limitation, patient satisfaction objectives, or (ii) such other method as may be specified by the Committee;
     (F) Return measures (including, but not limited to, return on assets, capital, equity, or sales), which may be calculated or measured in any manner specified by the Committee;
     (G) EBITDA or adjusted EBITDA; or

     (H) The price of the Company’s common or preferred stock (including, but not limited to, growth measures and total shareholder return), which may be calculated or measured in any manner specified by the Committee.
The foregoing criteria may relate to the Company or one or more of its Business Units, or any combination thereof, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto) with respect to Code Section 162(m) Awards, the Performance Goals may be calculated without regard to extraordinary items.
(2) Except for Code Section 162(m) Awards, any other criteria related to performance, including individual performance or any other category of performance selected by the Committee.
     (m) “Performance Goals” means the performance objectives with respect to one Performance Criterion or two or more Performance Criteria established by the Committee for the Company, a Business Unit or an individual for the purpose of determining whether, and the extent to which, payments will be made for that Year or other measurement period with respect to an Award under the Plan.
     (n) “Plan” means the Vanguard Health Systems, Inc. Annual Incentive Plan as set forth herein, as it has been or may be amended and/or restated from time to time.
     (o) “Target Award” means the amount, which may be expressed as a dollar amount or as a percentage of a Participant’s salary, payable to a Participant when actual performance with respect to any one Performance Criterion or any two or more Performance Criteria equals the Performance Goals for that Performance Criterion or those Performance Criteria established by the Committee.
     (p) “Year” means the Company’s fiscal year.
3. Administration
     (a) The Plan shall be administered by the Committee, which will consist of two or more persons (1) who (after the Company is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)) satisfy the requirement of a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act, and (2) who (after the Company is subject to the deduction limit under Code Section 162(m), after giving effect to Treas. Reg. Section 1.162-27(f)) satisfy the requirements of an “outside director” for purposes of Code Section 162(m). The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not any Awards are the same or such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance

Criterion, Performance Criteria, Performance Goals, the weightings thereof, and Target Awards. Whenever the Plan refers to a determination being made by the Committee, it shall be deemed to mean a determination by the Committee in its sole discretion. Without limiting the generality of the foregoing, the Committee may establish a Target Award for any Participant based on any one Performance Criterion or any two or more Performance Criteria.
     (b) It is the intent of the Company that this Plan and Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m), including the administration requirement of Code Section 162(m)(4)(C), so that the Company’s tax deduction for remuneration in respect of Code Section 162(m) Awards for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such Code section. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed in this Section, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees with respect to whom such conflict exists. Nothing herein shall be interpreted so as to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.
     (c) The Committee shall have the discretion, subject to the limitations described herein, including in Section 4 below relating to Code 162(m) Awards, to, among other actions, (1) determine the Plan Participants; (2) determine who will be treated as a Covered Employee and designate whether an Award will be a Code Section 162(m) Award; (3) determine the measurement period; (4) determine Performance Criterion, Performance Criteria, Performance Goals and Target Awards for each Year or other measurement period; (5) determine how Performance Criterion or Performance Criteria will be calculated and/or adjusted; (6) establish an Award Schedule; (7) establish performance thresholds for the payment of any Awards; (8) determine whether and to what extent the Performance Goals have been met or exceeded; (9) pay discretionary Awards, including awards from an exceptional performance fund, as may be appropriate in order to assure the proper motivation and retention of personnel and attainment of business goals; (10) make adjustments to Performance Goals and thresholds; and (11) determine the total amount of funds available for payment of Awards with respect to each Year or other measurement period.
     (d) Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, make all other determinations necessary or advisable for the administration of the Plan and correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems desirable to carry the Plan into effect. Any action taken or determination made by the Committee shall be conclusive and binding on all parties. In the event of any conflict between an Award Schedule and the Plan, the terms of the Plan shall govern.

4. Code Section 162(m) Awards
     A Participant who is or may be a Covered Employee may receive a Code Section 162(m) Award and/or an Award that is not a Code Section 162(m) Award. Notwithstanding anything elsewhere in the Plan to the contrary, as and to the extent required by Code Section 162(m), the grant of a Code Section 162(m) Award to a Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to each Covered Employee and must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of such goals. All determinations made by the Committee pursuant to Section 3 above related to a Code Section 162(m) Award will be made in a timely manner, as required by Code Section 162(m), including, without limitation, the requirements that the Performance Goals, Performance Criteria and Award Schedules be established not later than 90 days after the commencement of any fiscal year of the Company. An Award Schedule for a Covered Employee shall set forth for each Code Section 162(m) Award, the terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan, and shall specify that such Award is a Code Section 162(m) Award. Before any Code Section 162(m) Award is paid, the Committee shall certify that the Performance Goals and any other material terms of such Award have been satisfied. Notwithstanding the foregoing, the Performance Criteria with respect to Code Section 162(m) Awards shall be limited to the Performance Criteria set forth in Section 2(l)(1). To the extent that the Company’s tax deduction for remuneration in respect of the payment of a Code Section 162(m) Award to a Covered Employee would be disallowed under Code Section 162(m) by reason of the fact that such Covered Employee’s applicable employee remuneration, as defined in Code Section 162(m)(4), either exceeds or, if such Award were paid, would exceed the $1,000,000 limitation in Code Section 162(m)(1), the Committee may, in its sole discretion, defer the payment of such Award in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i). Notwithstanding anything to the contrary set forth in the Plan, such deferred Awards may be deemed credited with interest at a rate determined by the Committee from time to time at the discretion of the Committee.
5. Awards
     The Committee may establish a Performance Criterion and/or two or more Performance Criteria and Performance Goals for each Year or other measurement period. If the Committee establishes two or more Performance Criteria, the Committee may in its discretion determine the weight to be given to each Performance Criteria in determining Awards. The Committee shall establish an Award Schedule for each Participant for each Year, which Award Schedule shall set forth the Target Award for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criterion and the weighting, if any, established for such criterion. The Committee may vary the Performance Criteria, Performance Goals and weightings, if any, from Participant to Participant, Award to Award, Year to Year and measurement period to measurement period.

6. Eligible Persons
     Any Officer shall be eligible to participate in the Plan. No Officer shall have a right to be selected to participate in the Plan, or, having once been selected, to be selected again.
7. Amount Available for Awards
The Committee shall determine the amount available for payment of Awards in any Year or any other measurement period. Notwithstanding anything else in this Plan to the contrary, the aggregate maximum amount that may be paid to a Participant during any Year with respect to all Awards under the Plan shall be $10,000,000.
8. Determination of Awards
     (a) The Committee shall select the Participants and determine which Participants, if any, are to be treated as Covered Employees and which Awards, if any, are to be Code Section 162(m) Awards. Except in the case of Code Section 162(m) Awards, the Committee shall determine the actual Award to each Participant for each Year or other measurement period, taking into consideration, as it deems appropriate, the performance of the Company and/or a Business Unit, as the case may be, for the Year or other measurement period in relation to the Performance Goals theretofore established by the Committee, and the performance of the respective Participants during the Year or other measurement period. The fact that an Employee is selected as a Participant for any Year or other measurement period shall not mean that such Employee necessarily will receive an Award for that Year or other measurement period. Notwithstanding any other provisions of the Plan to the contrary, the Committee may make discretionary Awards as it sees fit under the Plan, except in the case of Code Section 162(m) Awards, which may be adjusted only downward.
     (b) Code Section 162(m) Awards shall be determined according to a Covered Employee’s Award Schedule based on the level of performance achieved and such Covered Employee’s Target Award. All such determinations regarding the achievement of Performance Goals and the determination of actual Code Section 162(m) Awards will be made by the Committee; provided, however, that the Committee may decrease, but not increase, the amount of the Code Section 162(m) Award that otherwise would be payable.
9. Distribution of Awards
     Unless otherwise determined by the Committee, Awards under the Plan for a particular Year or other measurement period shall be paid no later than two and one-half months following the end of the applicable Year or the end of the calendar year coincident with or following the end of the applicable measurement period, unless the time of payment is otherwise specified in an Award Schedule.

10. Termination of Employment
     Unless otherwise determined by the Committee, a Participant must be actively employed by the Company on the date the amount payable with respect to his/her Award is paid (following determination by the Committee) (the “Payment Date”) in order to be entitled to payment of any Award for that Year or other measurement period. In the event active employment of a Participant shall be terminated before the Payment Date for any reason other than discharge for cause or voluntary resignation, such Participant may receive such portion of his/her Award for the Year or other measurement period as may be determined by the Committee. A Participant discharged for cause shall not be entitled to receive any Award for the Year or other measurement period. A Participant who voluntarily resigns prior to the Payment Date shall not be entitled to receive payment of any Award for the Year or for any past measurement period, including any amount with respect to the portion of any Award remaining to be paid over more than one Year or other measurement period, unless otherwise determined by the Committee.
11. Miscellaneous
     (a) Nonassignability. No Award will be assignable or transferable without the written consent of the Committee in its sole discretion, except by will or by the laws of descent and distribution.
     (b) Withholding Taxes. Whenever payments under the Plan are to be made, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
     (c) Amendment or Termination of the Plan. The Committee may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Schedules under the Plan to the extent permitted by law. The Committee may also amend the Plan or any Award granted hereunder at any time if, in the discretion of the Committee, such amendments become necessary or advisable as a result of changes in law or regulation or to avoid the imposition of a penalty tax under Section 409A of the Code, if applicable.
     (d) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
     (e) Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is available under the Plan, payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company.

     (f) Limits of Liability.
     (1) Any liability of the Company to any Participant with respect to an Award shall be based solely upon the obligations, if any, created by the Plan and the Award Schedule.
     (2) Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.
     (g) Rights of Officers.
     (3) Status as an Officer eligible to receive an Award under the Plan shall not be construed as a commitment that any Award will be made under this Plan to such Officer.
     (1) Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Officer or Participant any right to continue in the employ or other service of the Company or constitute a contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.
     (h) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other Company plan, arrangement or understanding, whether now existing or hereafter in effect.
     (i) Section Headings. The section headings contained herein are for the purposes of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
     (j) Invalidity. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
     (k) Applicable Law. The Plan, Awards and Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to the conflict of laws principles thereof.
     (l) Effective Date. The Plan will become effective upon adoption by the Board.
     (m) Post-Public Shareholder Approval. In the event that (i) the Company registers a class of its common equity securities under Section 12 of the Exchange Act and (ii) the Committee issues or wishes to issue a Code Section 162(m) Award after such registration, then the Plan (or the material terms of the Performance Criteria) shall be submitted to the Company’s shareholders for approval no later than the date of the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company’s initial public offering occurs and, thereafter, no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan (or the material terms of the Performance Criteria).